Exhibit 99.1

RELEASE 6:30 AM – February 10, 2012

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

Ronald E. Hermance Jr., Hudson City Chairman and CEO Takes Temporary Medical Leave of Absence

Board Appoints Denis J. Salamone Acting Chairman and CEO

PARAMUS, NEW JERSEY — Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), announced today that Ronald E. Hermance Jr., Chairman and Chief Executive Officer, will take a temporary medical leave of absence from both the Company and the Bank, effective immediately. The Board of Directors appointed Denis J. Salamone, President and Chief Operating Officer, to serve as acting Chairman and Chief Executive Officer along with his existing responsibilities during Mr. Hermance’s absence.

During a routine physical examination a few weeks ago, Mr. Hermance’s blood work came back with unexpected results, unusually low blood cell counts. According to Mr. Hermance, “Fortunately, because I go to the doctor two times each year, my diagnosis was made early. After conferring with the doctors, we determined that the best way to treat my disorder is with a bone marrow transplant.”

Mr. Hermance will receive his treatments over the next several months. In order to focus his attention on his health, Mr. Hermance will take a temporary medical leave of absence with the full support of the Board.

“I have worked closely with Denis over the past ten years and have the utmost confidence in his abilities as well as in those of our leadership team. I will remain on the Board of Directors and continue to be involved in major strategic decisions,” said Mr. Hermance.

“I want you all to know that I am fortunate to feel good physically, emotionally and spiritually. Whenever I’m confronted with challenges in life, I know that a positive mental attitude can make all the difference,” said Mr. Hermance. “I will be in close contact with Denis during my absence and hope to return to the bank soon.”

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Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.